*** INDICATES CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT THAT HAVE BEEN OMITTED PURSUANT TO ITEM 601(B) OF REGULATION S-K BECAUSE THE IDENTIFIED CONFIDENTIAL PORTIONS (I) ARE NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.
Execution Version
Dated 08 September 2020
Portfolio Agreement
between
KOSMOS ENERGY OPERATING
as Kosmos
and
B.V. DORDTSCHE PETROLEUM MAATSCHAPPIJ
as Shell

2

This agreement is made on 08 September 2020 (the “Agreement”)
Between:
(1)    KOSMOS ENERGY OPERATING, a company established under the laws of the Cayman Islands, with Company number 231417 and having its registered office at Fourth Floor, Century Yard, Cricket Square, Elgin Avenue, P.O. Box 32322, George Town, KY1-1209, Grand Cayman, Cayman Islands (“Kosmos”); and
(2)    B.V. DORDTSCHE PETROLEUM MAATSCHAPPIJ, a company established under the laws of The Netherlands, with Company number 27002689 and having its registered office at Carel van Bylandtlaan 30, The Hague, 2596 HR, Netherlands (“Shell”).
(together referred to as the “Parties”, and each individually as a “Party”).
Whereas:
(A)    On or about the Execution Date, the Parties have entered into the share sale and purchase agreement by and between Kosmos and Shell concerning the transfer of the Namibia Portfolio Asset, the STP Portfolio Assets and the Suriname Portfolio Asset through the Purchase of the Shares and/or the procurement of the purchase of the Subsidiary Shares (as applicable) (“Share Sale and Purchase Agreement”);
(B)    On or about the Execution Date, the farmout agreement by and between Kosmos Energy South Africa Limited, an Affiliate of Kosmos, and Shell Offshore Upstream South Africa B.V. an Affiliate of Shell concerning the transfer of the South Africa Portfolio Asset (“Farm Out Agreement”) has been entered into; and
(C)    The Share Sale and Purchase Agreement and the Farm Out Agreement are part of an integrated portfolio transaction pursuant to the terms of this Agreement and the Parties wish to further address certain matters.
Now it is hereby agreed as follows:
1.Interpretation
a.In this Agreement and the Schedules to it:
“ABC Warranties” means the warranties from Kosmos set out in Clause 7;
“Affiliate” means, in relation to a Party, its Ultimate Parent Company; or a company (other than the Party itself) which is, from time to time, directly or indirectly controlled by the Ultimate Parent Company.
For the purpose of this definition:
(I)    a company is directly controlled by another company if the latter company beneficially owns fifty per cent (50%) or more of either the issued share capital or the voting rights attached to the issued share capital of the first mentioned company; and

(II)    a company is indirectly controlled by another company if a series of companies can be specified, beginning with the latter company and ending with the first mentioned company, which are so related such that each company of the series (except the latter company) is directly controlled by one or more of the companies earlier in the series;
“Agreed Interest Rate” means the Reference Interest Rate;
“Anti-Bribery Laws” means in each case: (i) the UK Bribery Act 2010 (as amended from time to time); (ii) the U.S. Foreign Corrupt Practices Act of 1977 (as amended from time to time); (iii) any other applicable law, rule or regulation including those of the Republic of Namibia, Democratic Republic of Sao Tome and Principe, the Republic of South Africa and the Republic of Suriname that prohibit the facilitation of tax evasion, money laundering or otherwise dealing in the proceeds of crime or the bribery of, or the providing of unlawful gratuities, facilitation payments or other benefits to, any Government Official or any other person; and (iv) for each Party, the laws prohibiting the bribery of, or the providing of unlawful gratuities or benefits to, any Government Official or any other person and bribery and corruption in the countries of such Party’s place of incorporation, principal place of business, or place of registration as an issuer of securities, or in the countries of such Party’s Ultimate Parent Company’s place of incorporation, principal place of business, or place of registration as an issuer of securities. For purposes of this Agreement, the laws described above will be treated as though they apply to each Party, its Affiliates, its Associated Persons, directors, officers, employees, agents or consultants;
“Arbitration” has the meaning given in Clause 20.3 (Governing law and jurisdiction);
“Assets Documents” means all deeds, contracts, permits, instruments, notices and other documents to the extent affecting or otherwise pertaining to a Contract Area or a member of the Company Group (including its assets or operations), as any of the same may have been or may be assigned, amended, modified, varied, replaced or novated from time to time;
“Associated Person” means, in relation to an entity, a person who performs or has performed services for or on that entity’s behalf;
“Business Day” means a day (other than a Saturday or a Sunday or a public holiday) on which commercial banks are open for business in London, Amsterdam, New York and Dallas, Texas;
“Claim” means any claim, demand, legal proceedings or cause of action including any claim, demand, legal proceedings or cause of action under common law or under statute in any way relating to this agreement and includes a claim, demand, legal proceeding or cause of action arising from a breach of Warranty or under an indemnity in this Agreement and “Claims” shall mean all such claims;
“Company” means Portfolio Holdings, a company established under the laws of the Cayman Islands, with company number 365125 and having its registered office at Fourth Floor, Century Yard, Cricket Square, Elgin Avenue, P.O. Box 32322, George Town, KY1-1209, Grand Cayman, Cayman Islands;

“Company Act” means the Company Act 2006 as enacted by the Parliament of the United Kingdom;
“Company Group” means the Company and the Subsidiaries;
“Completion” shall have the meaning given to such term in the Share Sale and Purchase Agreement or the Farm Out Agreement as applicable;
“Completion Date” means the date of Completion;
“Contingent Consideration” means [***];
“Continuing Provisions” means those Clauses which are expressed to survive its termination or expiry, or which from their nature or context it is contemplated that they are to survive termination (including Clause 1 (Interpretation), Clause 9 (Assignment), Clause 10 (Entire agreement), Clause 11 (Notices), Clause 12 (Announcements), Clause 13 (Confidentiality), Clause 14 (Costs and expenses), Clause 16 (Severance and validity), Clause 17 (Variations), Clause 18 (Remedies and waivers), Clause 19 (Third party rights), Clause 20 (Governing law and jurisdiction) and Clause 21 (Agent for service of process), all of which shall, unless expressly stated to the contrary, continue to apply after the termination of this Agreement without limit;
“Contract Areas” means the areas on which oil and gas exploration, development and/or production are authorised pursuant to the PSCs;
“Data Room” means the electronic data room established by Kosmos and to which Shell had access from 3 August 2020 to the Completion Date (both dates inclusive), holding the Data Room Documents;
“Data Room Documents” means the documents and data (including correspondence, electronic files, software and information) made available in a physical and/or virtual data room by or on behalf of Kosmos and/or any other member of the Retained Group and/or any member of the Company Group for inspection by or on behalf of Purchaser and/or any member of the Shell Group (and/or any of their Representatives) in relation to or connected with the Business, Company, its Subsidiaries and/or the PSCs and/or the JOAs as of 1700 hours U.S. Central Daylight time on 28 August 2020: the index and contents of which as contained on one or more USB hard drives which will be provided by Seller to Purchaser within ten (10) days after the Execution Date and which has been initialled by the Parties for identification purposes;
“Designated Person” means a person or entity:
(a)    listed in the index to, or otherwise subject to the provisions of, the Executive Order;
(b)    named as a “Specially Designated National and Blocked Person” (“SDN”) on the most current list published by OFAC at its official website or any replacement website or other replacement official publication of such list;

(c)    in which an entity on the SDN list has 50% or greater ownership interest or that is otherwise controlled by an SDN; or
(d)    with which Kosmos or any member of the Retained Group is prohibited from dealing or otherwise engaging in any transaction by any Sanctions Laws and Regulations;
“Disclosed” means fully and fairly disclosed to Shell and/or any member of the Shell Group (and/or any of their Representatives) by or on behalf of Kosmos and/or any other member of the Retained Group and/or any member of the Company Group:
(a)    in the Disclosure Letter; and/or
(b)    in the Data Room Documents;
“Disclosure Letter” means the disclosure letter in the agreed form and dated as of the date of this Agreement, addressed by Kosmos to Shell and delivered to Shell before the execution of this Agreement;
“Discovery” has the meaning provided in the relevant PSC;
“Dispute” has the meaning given in Clause 20.2 (Governing law and jurisdiction);
[***]
“Execution Date” means the date this Agreement is executed by both Kosmos and Shell;
“Executive Order” means the US presidential Executive Order No. 13224 of 23 September 2001, entitled Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism or any other order which superseded or amended the Executive Order No. 13224;
“Exploration Well” has the meaning given to that term in the relevant JOA;
“Farmout Agreement” has the meaning given to such term in Recital B;
“Government Official” means (i) any official, employee, agent, advisor or consultant employed by or acting on behalf of a government or any federal, regional or local department, agency, state-owned or state-operated enterprise or corporation or any other instrumentality thereof, (ii) any official or employee or agent of a public international organisation designated by Executive Order pursuant to 22 U.S.C. § 288 or as defined in Section 6(6) of the UK Bribery Act 2010 (as amended), (iii) any official or employee or agent of a political party or candidate for political office, (iv) any person acting in an official capacity for a government regardless of rank or position, any official or employee of a company wholly or partially controlled by a government (for example, a state owned oil company), (v) any officer or employee of a public international organisation, such as the United Nations or the World Bank, or (vi) any immediate family member (meaning a spouse, dependent child or household member) of any of the foregoing.

“Governmental or Regulatory Authority” means any court, tribunal, arbitrator, legislature, government, ministry, committee, inspectorate, authority, agency, commission, official or other competent authority of any country or any state, as well as any region, city or other political subdivision of any of the foregoing;
“ICC” has the meaning given in Clause 20.2 (Governing law and jurisdiction);
“JOA” means individually and “JOAs” means all of the following:
(a)    Namibia JOA: Joint Operating Agreement by and between Shell Namibia Upstream B.V. and the National Petroleum Corporation of Namibia dated February 20, 2015, as amended (“Namibia JOA”)
(b)    Sao Tome and Principe JOAs:
(i)    Block 6 JOA: Joint Operating Agreement by and between Galp Energia Sao Tome e Principe, Unipessoal, LDA and Agencia Nacional do Petroleo de Sao Tome E Principe dated October 26, 2015, as amended (“Block 6 JOA”);
(ii)    Block 10 JOA: Joint Operating Agreement by and between BP Exploration (STP) Limited, Kosmos Energy Sao Tome and Principe and Agencia Nacional do Petroleo de Sao Tome E Principe dated September 20, 2018, as amended (“Block 10 JOA”);
(iii)    Block 11 JOA: Joint Operating Agreement by and between Agencia Nacional do Petroleo de Sao Tome E Principe, Galp Energia Sao Tome e Principe, Unipessoal, LDA and Kosmos Energy Sao Tome and Principe dated December 13, 2016, as amended (“Block 11 JOA”);
(iv)    Block 13 JOA: Joint Operating Agreement by and between BP Exploration (STP) Limited, Kosmos Energy Sao Tome and Principe and Agencia Nacional do Petroleo de Sao Tome E Principe dated September 20, 2018, as amended (“Block 13 JOA”);
(c)    South Africa JOA: Joint Operating Agreement by and between Shell Exploration and Production (79) B.V., Kosmos Energy South Africa Limited and OK Energy Limited dated September 27, 2019, as amended (“South Africa JOA”);
(d)    Suriname JOA: Joint Operating Agreement by and between Kosmos Energy Suriname and Chevron Suriname Exploration Limited dated November 29, 2012, as amended (“Suriname JOA”);
“Kosmos’ Designated Account” means the US Dollars bank account in the name of Kosmos Energy Operating [***];
“Loss” or “Losses” means all demands, losses, liabilities, actions, proceedings and claims, including charges, costs, damages, payments, fines, penalties, interest and all reasonable legal and other professional fees and expenses, including, in each case, all related Taxes, in any case of any nature whatsoever;

“Namibia Portfolio Asset” means an undivided forty-five percent (45%) Participating Interest in the Namibia PSC and the Namibia JOA;
“Partial Completion” shall have the meaning given to such term in the Share Sale and Purchase Agreement;
“Participating Interest” means as to any holder of a Portfolio Asset, the undivided interest of such party expressed as a percentage of the total interest of all parties in the rights and obligations derived from the Portfolio Asset;
“Portfolio Asset” means individually and “Portfolio Assets” means all of: the Namibia Portfolio Assets, the South Africa Portfolio Assets, the STP Portfolio Assets and the Suriname Portfolio Assets;
“Portfolio Asset Interest Documents” means:
(a)    the PSCs;
(b)    the JOAs; and
(c)    the Technical Services Agreement.
“PSC” means individually and “PSCs” means all of the following:
(a)    Namibia PSC: Petroleum Agreement by and between the Government o Republic of Namibia and Signet Petroleum Limited, Cricket Investments (Proprietary) Limited and the National Petroleum Corporation of Namibia dated 17 June 2011 in respect of petroleum exploration license PEL 0039, pertaining to offshore blocks 2913A and 2914B, as amended (“Namibia PSC”);
(b)    Sao Tome and Principe PSCs (“STP PSCs”):
(i)    Block 6: Production Sharing Contract by and between The Democratic Republic of Sao Tome and Principe and Galp Energia Sao Tome e Principe, Unipessoal, LDA dated October 26, 2015, as amended;
(ii)    Block 10: Production Sharing Contract by and between The Democratic Republic of Sao Tome and Principe, BP Exploration (STP) Limited and Kosmos Energy Sao Tome and Principe dated March 9, 2018, as amended;
(iii)    Block 11: Production Sharing Contract by and between The Democratic Republic of Sao Tome and Principe and ERHC Energy EEZ, LDA dated July 23, 2014, as amended; and
(iv)    Block 13: Production Sharing Contract by and between The Democratic Republic of Sao Tome and Principe, BP Exploration (STP) Limited and Kosmos Energy Sao Tome and Principe dated March 9, 2018, as amended;

(c)    South Africa PSC: the Exploration Right by the Republic of South Africa in favour of OK Energy Limited dated January 10, 2019, as amended (“South Africa PSC”);
(d)    Suriname PSC: Production Sharing Contract for Exploration, Development and Production by and between Staatsolie Maatschappij Suriname N.V. and Kosmos Energy Suriname dated December 13, 2011, as amended (“Suriname PSC”);
“Reference Interest Rate” means SOFR published by the Federal Reserve Bank of New York on its website [***] points per annum;
“Representatives” means, in relation to a person, its directors, officers, employees, agent, external legal advisers, accountants, consultants, financial advisers and bankers;
“Retained Group” means Kosmos, the Ultimate Parent Company of Kosmos and the Ultimate Parent Company’s Affiliates from time to time, but excluding the Company Group after the Completion under the Share Sale and Purchase Agreement;
“Rules” has the meaning given in Clause 20.2 (Governing law and jurisdiction);
“Sanctions Laws and Regulations” means (i) any sanctions or requirements imposed by, or based upon the obligations or authorities set forth in, the Executive Order, the USA Patriot Act of 2001, the Iran Threat Reduction and Syria Human Rights Act of 2012, the U.S. International Emergency Economic Powers Act (50 U.S.C. §§ 1701 et seq.), the U.S. Trading with the Enemy Act (50 U.S.C. App. §§ 1 et seq.), the U.S. United Nations Participation Act, the U.S. Syria Accountability and Lebanese Sovereignty Act, the U.S. Comprehensive Iran Sanctions, Accountability, and Divestment Act of 2010, the Iran Sanctions Act, or Section 1245 of the National Defense Authorization Act of 2012, all as amended, or any of the foreign assets control regulations (including but not limited to 31 C.F.R., Subtitle B, Chapter V, as amended) or any other law or executive order relating thereto administered by OFAC, and any similar law, regulation, or Executive Order enacted in the United States after the date of this Agreement, (ii) any sanctions measures imposed by the United Nations Security Council, European Union or any of its present member states, or the United Kingdom and (iii) any applicable trade or economic sanctions or embargoes, Designated Persons lists issued by the respective authorities, controls on the imports, export, re-export, use, sale, transfer, trade, or otherwise disposal of goods, services or technology, anti-boycott legislation or similar laws or regulations, rules, restrictions, licenses, orders or requirements in force from time to time, including without limitation those of the European Union, the United Kingdom, the United States of America or under applicable laws;
“Shares” means, all the shares in the Company with a par value of USD 1 each, representing 100% of the shares in the issued share capital of the Company;
“Share Sale and Purchase Agreement” has the meaning given to such term in Recital A;
“SOFR” means the secured overnight financing rate published by the Federal Reserve Bank of New York, as the administrator of the benchmark, (or a successor administrator)

on the Federal Reserve Bank of New York’s website, for the period closest in duration to period of the late payment period;
“South Africa Portfolio Asset” means the South Africa PSC and the South Africa JOA;
“STP Block 6 Portfolio Asset” means the Block 6 PSC, the Block 6 JOA and the TSA;
“STP Block 10 Portfolio Asset” means the Block 10 PSC and the Block 10 JOA;
“STP Block 11 Portfolio Asset” means the Block 11 PSC and the Block 11 JOA;
“STP Block 13 Portfolio Asset” means the Block 13 PSC and the Block 13 JOA;
“STP Portfolio Assets” means an undivided twenty-five percent (25%) Participating Interest in the STP PSC for Block 6 and the Block 6 JOA; and an undivided thirty-five percent (35%) Participating Interest in and to the STP PSC for Block 10 and the Block 10 JOA, an undivided thirty-five percent (35%) Participating Interest in the STP PSC for Block 11 and the Block 11 JOA, and an undivided thirty-five percent (35%) Participating Interest in the STP PSC for Block 13 and the Block 13 JOA;
“STP Transitional Operator Services Agreement” means the transitional operator services agreement relating to certain transitional services to be provided by the Retained Group to the STP Subsidiary to be entered into on the Execution Date;
“Subsidiary” means individually and “Subsidiaries” means all of the following:
(a)    KE Namibia Company, a company established under the laws of the Cayman Islands, with company number 365398 and having its registered office at Fourth Floor, Century Yard, Cricket Square, Elgin Avenue, P.O. Box 32322, George Town, KY1-1209, Grand Cayman, Cayman Islands, (the “Namibia Subsidiary”);
(b)    KE Sao Tome and Principe Company, a company established under the laws of the Cayman Islands, with company number 365397 and having its registered office at Fourth Floor, Century Yard, Cricket Square, Elgin Avenue, P.O. Box 32322, George Town, KY1-1209, Grand Cayman, Cayman Islands, (the “STP Subsidiary”); and
(c)    KE Suriname Company, a company established under the laws of the Cayman Islands, with company number 365493 and having its registered office at Fourth Floor, Century Yard, Cricket Square, Elgin Avenue, P.O. Box 32322, George Town, KY1-1209, Grand Cayman, Cayman Islands, (the “Suriname Subsidiary”);
“Subsidiary Shares” means:
(a)    50,000 ordinary shares each with a par value of USD 1 each in KE Namibia Company, a company established under the laws of the Cayman Islands, with company number 365398 and having its registered office at Fourth Floor, Century Yard, Cricket Square, Elgin Avenue, P.O. Box 32322, George Town,

KY1-1209, Grand Cayman, Cayman Islands, representing 100% of the shares in the issued share capital of the Subsidiary;
(b)    50,000 ordinary shares each with a par value of USD 1 each in KE STP Company, a company established under the laws of the Cayman Islands, with company number 365397 and having its registered office at Fourth Floor, Century Yard, Cricket Square, Elgin Avenue, P.O. Box 32322, George Town, KY1-1209, Grand Cayman, Cayman Islands, representing 100% of the shares in the issued share capital of the Subsidiary; and
(c)    50,000 ordinary shares each with a par value of USD 1 each in KE Suriname Company, a company established under the laws of Cayman Islands, with company number 365493 and having its registered office at Fourth Floor, Century Yard, Cricket Square, Elgin Avenue, P.O. Box 32322, George Town, KY1-1209, Grand Cayman, Cayman Islands, representing 100% of the shares in the issued share capital of the Subsidiary;
“Suriname Transitional Operator Services Agreement” means the transitional operator services agreement relating to certain transitional services to be provided by the Retained Group to the Suriname Subsidiary, to be entered into on the Execution Date;
“Tax” and “Taxation” means:
(a)    all taxes, assessments, charges, duties, fees, levies or other governmental charges in the nature of a tax, including all national, federal, state, local, municipal, foreign and other income, franchise, profits, gross receipts, capital gains, capital stock, transfer, property, sales, use, value-added, occupational, excise, severance, windfall profits, stamp, licence, payroll, social security, royalties, withholding and other taxes, assessments, charges, duties, fees, levies or other governmental charges in the nature of a tax (whether payable directly or by withholding, whether or not requiring filing, whether chargeable directly or primarily against or attributable directly or primarily to any member of the Company Group or any other person and whether any amount in respect of any of them is recoverable from any other person) in each case, wherever and whenever imposed by any Tax Authority; and
(b)    all penalties, charges, fines, costs and interest included in or relating to any Taxation falling in paragraph (a) above;
“Tax Authority” means any Governmental or Regulatory Authority or other authority anywhere in the world that has the power to impose, administer, levy, assess or collect any Tax;
“Tax Statute” any directive, statute, enactment, law or regulation wherever enacted or issued, coming into force or entered into providing for or imposing any Tax, or providing for the reporting, collection, assessment or administration of any Tax liability, and shall include orders, regulations, instruments, bye-laws or other subordinate legislation made under the relevant statute or statutory provision and any directive, statute, enactment, law, order, regulation or provision that amends, extends, consolidates or replaces the same or that has been amended, extended, consolidated or replaced by the same;

“Technical Services Agreement” means the Technical Services Agreement dated October 19, 2019 by and between Kosmos Energy Sao Tome and Principe and Galp São Tomé e Príncipe, Unipessoal, LDA;
“Transaction Documents” means:
(a)    this Agreement;
(b)    the Share Sale and Purchase Agreement;
(c)    the Farm Out Agreement;
(d)    the Disclosure Letter;
(e)    the Transitional Operator Services Agreements;
and “Transaction Document” shall mean any of them;
“Transitional Operator Services Agreement” means individually and “Transitional Operator Services Agreements” means both the Suriname Transitional Operator Services Agreement and the STP Transitional Operator Services Agreement;
“Ultimate Parent Company” means, in relation to Shell, Royal Dutch Shell plc, and, in relation to the Kosmos, Kosmos Energy Ltd.;
“Warranties” means the warranties set out in Clause 6.3 (Mutual warranties) given by Kosmos and “Warranty” shall be construed accordingly;
“Wilful Misconduct” means any act or failure to act (whether sole, joint, or concurrent) by a person or entity which was intended to cause, or which was in reckless disregard of or wanton indifference to, the harmful consequences such person or entity knew, or should have known such act or failure would have on the safety or property of another person or entity or the environment;
b.The expression “in the agreed form” means in the form agreed between the Parties and signed for the purposes of identification by or on behalf of the Parties.
c.Any reference to “writing” or “written” means any method of reproducing words in a legible and non-transitory form (excluding, for the avoidance of doubt, email).
d.References to “include” or “including” are to be construed without limitation.
e.References to a “company” include any company, corporation or other body corporate wherever and however incorporated or established.
f.References to a “person” include any individual, company, partnership, joint venture, firm, association, trust, Governmental or Regulatory Authority or other body or entity (whether or not having separate legal personality).

g.The expressions “body corporate”, “holding company”, “parent undertaking”, “subsidiary” and “subsidiary undertaking” shall have the meaning given in the Company Act.
h.The table of contents and headings are inserted for convenience only and do not affect the construction of this Agreement.
i.Unless the context otherwise requires, words in the singular include the plural and vice versa and a reference to any gender includes all other genders.
j.References to Clauses, paragraphs and Schedules are to clauses and paragraphs of, and schedules to, this Agreement. The Schedules form part of this Agreement.
k.References to any statute or statutory provision include a reference to that statute or statutory provision as amended, consolidated or replaced from time to time (whether before or after the date of this Agreement) and include any subordinate legislation made under the relevant statute or statutory provision except to the extent that any amendment, consolidation or replacement would increase or extend the liability of any Party to another under this Agreement.
l.References to any English legal term for any action, remedy, method of judicial proceedings, legal document, legal status, court, official or any legal concept or thing shall, in respect of any jurisdiction other than England, be deemed to include what most nearly approximates in that jurisdiction to the English legal term.
m.All payments required in accordance with this Agreement shall be made in USD. For the purposes of applying a reference to a monetary sum expressed in USD, an amount in a different currency shall be converted into USD on a particular date at an exchange rate equal to the midpoint closing rate for converting that currency into USD on that date as quoted in the New York edition of the Financial Times first next published (or, if no such rate is quoted in the Financial Times, the mid-point closing rate quoted by Barclays Bank PLC in London). In relation to a Claim, the date of such conversion shall be the date of receipt of notice of that Claim.
n.This Agreement shall be binding on and be for the benefit of the successors of the Parties.
2.Portfolio Sale
a.Kosmos shall, or procure that its Affiliates shall, sell, as an integrated portfolio transaction, its, and its Affiliates’, interests in the Portfolio Assets and Shell shall or procure that its Affiliates shall, purchase the Portfolio Assets with all rights attaching or accruing to them at Completion on the terms, provisions and subject to the conditions precedent of the Share Sale and Purchase Agreement or the Farm Out Agreement (as applicable).
b.Completion or Partial Completion (as applicable) shall occur as provided in the Farmout Agreement or the Share Sale and Purchase Agreement.

3.Consideration and Contingent Consideration
a.The consideration payable for the Portfolio Assets shall consist of (a) the consideration payable at Completion (and/or Partial Completion as appropriate) as provided in the Share Sale and Purchase Agreement and the Farmout Agreement; and (b) the Contingent Consideration.
b.[***]
(i)[***]
(ii)[***]
(1)[***]
(2)[***]
(3)[***]
(iii)[***]
(iv)[***]
(v)[***]
(vi)[***]
(1)[***]
(2)[***]
(3)[***]
(vii)[***]
(1)[***]
(2)[***]
(3)[***]
c.[***]
d.[***]
e.[***]
f.[***]
g.[***]

4.Not Used
5.Not Used
6.Termination
a.This Agreement shall terminate and, subject to Clause 6.3, each Party’s rights and obligations shall cease to have force and effect from such termination if at any time prior to Completion Shell gives written notice of termination to Kosmos following the termination of the Share Sale and Purchase Agreement and the Farm Out Agreement.
b.Save for the Parties’ express right to terminate in this Clause 6 and 7.5 (Mutual Warranties), the Parties shall not be entitled to rescind or terminate this Agreement, whether before or after Completion. Nothing in this Clause 6 shall operate to limit or exclude any liability for fraud, fraudulent misstatement or misrepresentation or Wilful Misconduct.
c.If this Agreement is terminated by a Party in accordance with this Clause 6 or Clause 7.5 (Mutual Warranties) the rights and obligations of the Parties under this Agreement shall cease immediately, save in respect of the respective rights and liabilities of each of the Parties accrued prior to such termination and their rights and obligations under the Continuing Provisions.
7.Mutual Warranties
a.The Parties make the following warranties to each other as of the date of this Agreement and the date of Partial Completion or the Completion Date, as applicable.
(i)Each Party warrants that in connection with this Agreement and the Agreement’s subject matter (and in the case of the Seller, in connection with the Portfolio Asset Interest Documents, the Seller’s and its Affiliates, its Associated Persons, its directors, officers, employees, agents, or consultants, or any other person acting for, or on behalf of the Party or its Affiliates activities in the Republic of Namibia, Democratic Republic of Sao Tome and Principe, the Republic of South Africa and the Republic of Suriname, and the activities of any member of the Group Company), except as otherwise Disclosed and except as set forth in subsection (a)(iii) below, directly or indirectly:
(1)have not violated or committed any act that would constitute a violation of, or an offence under, any Anti-Bribery Laws or Sanctions Laws and Regulations, irrespective of whether the Anti-Bribery Laws or Sanctions Laws and Regulations apply;
(2)have not paid, offered, promised, or authorised the payment, directly or indirectly, of any monies or anything of value to any person for the purpose of improperly influencing any act or decision by that person, or by a Government Official, to obtain, retain, or direct business or to secure an improper advantage;

(3)have not, to the knowledge of the Party, been the subject of any actual, pending or threatened, legal, administrative, arbitral or other proceeding, claim, suit, inquiry, or action against, or government investigation in connection with any Anti-Bribery Laws or Sanctions Laws and Regulations in or concerning any jurisdiction, whether or not relating to operations or activities in the Republic of Namibia, Democratic Republic of Sao Tome and Principe, the Republic of South Africa and the Republic of Suriname, nor, so far as the Party is aware, are there any circumstances likely to give rise to any such investigation, inquiry or proceeding in or concerning activities or operations in the Republic of Namibia, Democratic Republic of Sao Tome and Principe, the Republic of South Africa and the Republic of Suriname; or
(4)have no injunction, order, judgment, ruling, or decree against them by or before any government in connection with any Anti-Bribery Laws or Sanctions Laws or Regulations.
(ii)In connection with the Agreement, each Party warrants and undertakes that it, its Affiliates, its directors, officers, employees, agents or consultants, and any other person acting for, or on behalf of, such Party, directly or indirectly shall not violate any Anti-Bribery Law or Sanctions Law or Regulation, or engage any act, practice, or conduct that would constitute a violation of, or an offence under, the Anti-Bribery Laws or Sanctions Laws and Regulations, as if those laws applied to it.
b.Each Party shall defend, indemnify and hold the other Party and its Affiliates harmless from and against any and all Claims and Losses (including all Losses, suffered or incurred in investigating, settling or disputing any such action (actual or potential) and/or the reasonable costs of obtaining advice as to any such action (actual or potential)) which the other Party or its Affiliates may suffer or incur or which may be brought against it in any jurisdiction arising, out of, in respect of, or in connection with any breach by a Party, its Affiliates, or their directors, officers or employees of the warranties and undertakings under this Clause 7.
c.Notwithstanding anything in this Agreement to the contrary, no provision shall be interpreted or applied so as to require any Party to do, or refrain from doing, anything which would constitute a violation of any law or regulation applicable to such Party.
d.For the term of this Agreement and for a period of five (5) years thereafter, each Party shall reasonably cooperate in good faith with any reasonable request of any other Party to be entitled to review relevant documentation, and further each Party agrees to encourage its representatives, management and/or staff to engage in interviews at the request of any other Party, in order to verify compliance with the terms of this Clause 7 and the requirements of the Anti-Bribery Laws or Sanctions Laws and Regulations. Each Party shall cooperate fully and in good faith in any such audit or investigation conducted by another Party in relation to compliance with this Clause 7 and the Anti-Bribery Laws and Sanctions Laws and Regulations.

Notwithstanding anything in this Agreement to the contrary, each Party shall have the right to suspend or terminate this Agreement and any payments hereunder if the other Party has failed to comply with any of the terms of Clause 7.1(a) and/or Clause 7.1(b).
8.Withholding
a.Any payments made or due from a Party (the “Payer”) under this Agreement shall be affected by the Payer without any deduction or withholding of any Tax unless required by law. In the event that the Payer is obliged to deduct or withhold any such Tax under applicable law when effecting any such payment, the Payer shall:
(i)make the deduction or withholding and account to the relevant Tax Authority for the amount deducted or withheld within the time allowed and in the minimum amount required by law and promptly provide the Party receiving the relevant payment (the “Payee”) with evidence reasonably satisfactory to the Payee that it has done so; and
(ii)(other than where the relevant payment is, or is in respect, of the Contingent Consideration) increase the amount payable to the Payee to the extent necessary to ensure that after making the required deduction or withholding the Payee receives the payment in the amount it would have received had the Payer had no obligation to make the required deduction or withholding.
b.The Payer covenants to pay to the Payee on demand an amount equal to any Losses incurred or suffered by the Payee as a result of any failure by the Payer to comply with its obligations under Clause 8.1(a).
c.Notwithstanding any provisions to the contrary in this Agreement:
(i)Kosmos shall bear all transfer Taxes, any registration, documentary or stamp taxes and any notarial or recording fees and expenses incurred and imposed on, or with respect to, the transfers or transactions contemplated in this Agreement regardless of whether Kosmos, Shell or any member of the Company Group is individually or jointly liable for such Taxes under applicable Law or otherwise; and
(ii)Kosmos shall bear and be liable for any income, capital, real property transfer or gain, gross margin, franchise or gross receipts or indirect transfer capital gain taxes which may arise, in any jurisdiction, as a result of the transactions contemplated in this Agreement, including any such Taxes levied against or recoverable from Shell or any member of the Company Group.
9.Assignment
a.Neither Party may assign, transfer, charge, declare a trust of or otherwise dispose of all or any part of its rights and benefits under this Agreement or of any right or interest in any of them without the prior written consent of the other Party, provided that a Party shall be entitled to assign this Agreement in whole or in part without the consent of the other Party to any of its Affiliates.

10.Entire agreement
a.This Agreement, together with the Transaction Documents and any other documents referred to in this Agreement or any Transaction Document, constitutes the whole agreement between the Parties and supersedes any previous arrangements or agreements between them relating to the sale and purchase of the Portfolio Assets.
b.Save in relation to breach of this Agreement or any other Transaction Document, no Party nor any of its Related Persons shall have any right or remedy, or make any claim, against another Party nor any of its Related Persons in connection with the sale and purchase of the Portfolio Assets.
c.In this Clause 10, “Related Persons” means, in relation to a Party, members of the Retained Group (in respect of Kosmos), the Shell Group (in respect of Shell) and the Representatives of that Party and of members of the Retained Group (in respect of Kosmos), the Shell Group (in respect of Shell).
d.Nothing in this Clause 10 shall operate to limit or exclude any liability for fraud, fraudulent misstatement or misrepresentation or Wilful Misconduct.
11.Notices
a.Any notice or other communication to be given under or in connection with this Agreement shall be in the English language in writing and signed by or on behalf of the Party giving it. A notice may be delivered personally or sent by pre-paid recorded delivery or international courier to the address provided in Clause 11.3 and marked for the attention of the person specified in that Clause.
b.A notice shall be deemed to have been received at the time of its delivery, provided that if deemed receipt of any notice occurs after 5.30 p.m. or is not on a Business Day, deemed receipt of the notice shall be 9.30 a.m. on the next Business Day. References to time in this Clause 11.2 are to local time in the country of the addressee.
c.Notices under this Agreement shall be sent to a Party at its address or number and for the attention of the individual set out below:
Kosmos
Name:    Kosmos Energy Operating
Address:    in care of Kosmos Energy LLC, 8176 Park Lane, Suite 500,
Dallas, Texas 75231 USA
Attn:    General Counsel
Shell
Name:    B.V. Dordtsche Petroleum Maatschappij
Address:    Carel van Bylandtlaan 30, The Hague, 2596 HR, Netherlands

Attn:    General Counsel Upstream
With a copy to:    [***]
d.A Party shall notify the other Parties of any change to its details in Clause 11.3 in accordance with the provisions of this Clause 11, provided that such notification shall only be effective on the later of the date specified in the notification and five (5) Business Days after deemed receipt.
12.Announcements
No Party nor its Affiliates shall make any public announcements or other statements regarding the execution of this Agreement or any matter involving this Agreement or any of the transactions or documents contemplated under this Agreement without the prior written consent of the other Party, such consent not to be unreasonably withheld, conditioned or delayed, except that a Party may make a public announcement that is required by law or to comply with any directives or other requirements of any law of any relevant jurisdiction or any securities exchange, Governmental or Regulatory Authority provided that, to the extent permissible, such Party gives the other Parties notice and a copy of the announcement at least forty-eight (48) hours prior to such announcement being made.
13.Confidentiality
a.Save as expressly provided in Clause 13.3, Kosmos shall and shall procure that each member of the Retained Group shall treat as confidential the provisions of the Transaction Documents, all information they possess relating to each Group Company and all information they have received or obtained relating to Shell’s Group as a result of negotiating or entering into the Transaction Documents.
b.Save as expressly provided in Clause 13.3, Shell shall, and shall procure that each member of its Group shall, treat as confidential the provisions of the Transaction Documents and all information it has received or obtained about the Retained Group as a result of negotiating or entering into the Transaction Documents.
c.A Party may disclose, or permit the disclosure of, information which would otherwise be confidential if and to the extent that it:
(i)is disclosed to Representatives of that Party or its Affiliates, if this is reasonably required in connection with this Agreement (and provided that such persons are required to treat that information as confidential);
(ii)is required to do so by law or any securities exchange, or by compulsory process issued by any Governmental or Regulatory Authority or Taxation Authority provided such disclosure shall, so far as practical, be made after consultation with Kosmos or Shell (as applicable) and after taking into account their reasonable requirements as to its timing, content and manner of making or despatch;

(iii)was already in the lawful possession of that Party or its Representatives without any obligation of confidentiality (as evidenced by written records);
(iv)comes into the public domain other than as a result of a breach by a Party of this Clause 13;
(v)lawfully comes into the possession of that Party, its Affiliates or their Representatives from a third party that expressly represents that it has the right to disseminate such information at the time it is acquired by such Party; or
(vi)receives prior written consent to the disclosure from the other Party.
d.The confidentiality restrictions in Clauses 13.1 to 13.3 shall continue to apply after the termination of this Agreement for a period of five (5) years.
e.Without prejudice to any other rights or remedies which the Parties may have, Kosmos and Shell acknowledge and agree that damages would not be an adequate remedy for any breach of the confidentiality restrictions in Clauses 13.1 to 13.3 and the remedies of injunction, specific performance and other equitable relief are appropriate for any threatened or actual breach of any such provision and no proof of special damages shall be necessary for the enforcement of the rights under Clauses 13.1 to 13.3.
f.The Parties acknowledge and agree that, to the extent applicable, Shell shall also be bound by the provisions of the Confidentiality Agreement in respect of any “Confidential Information” (as that term is used and defined in the Confidentiality Agreement) that relates to any member of the Retained Group (other than Kosmos) other than all information it has received or obtained about the Retained Group as a result of negotiating or entering into the Transaction Documents, which shall remain in force and full effect in accordance with its terms. If there is any inconsistency between this Agreement and the Confidentiality Agreement, this Agreement shall prevail.
14.Costs and expenses
Each Party shall pay its own costs and expenses in relation to the negotiations leading up to the sale and purchase of the Portfolio Assets and the preparation, execution and carrying into effect of this Agreement. Each Party shall bear and pay the costs and expenses of any advisers, consultants, investment bankers or other parties hired by it in connection with the transaction contemplated in this Agreement.
15.Counterparts
This Agreement may be executed in counterparts and shall be effective when each Party has executed and delivered a counterpart. Each counterpart shall constitute an original of this Agreement, but all the counterparts shall together constitute one and the same instrument. A signed copy of this Agreement delivered by scan, email or other form of electronic communications shall be deemed to have the same effect as the delivery of an original signed copy of this Agreement.

16.Severance and validity
If any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction then: (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision, and (b) the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.
17.Variations
No variation of this Agreement shall be effective unless in writing and signed by or on behalf of the Parties.
18.Remedies and waivers
a.No waiver of any right under this Agreement shall be effective unless in writing. Unless expressly stated otherwise a waiver shall be effective only in the circumstances for which it is given.
b.No delay or omission by any Party in exercising any right or remedy provided by law or under this Agreement shall constitute a waiver of such right or remedy.
c.The single or partial exercise of a right or remedy under this Agreement shall not preclude any other nor restrict any further exercise of any such right or remedy.
d.The rights and remedies provided in this Agreement are cumulative and do not exclude any rights or remedies provided by law except as otherwise expressly provided.
e.No Double Recovery
A Party shall not be entitled to recover damages or obtain payment, reimbursement, restitution or indemnity more than once in respect of the same Losses or breach of this Agreement.
f.Exclusion of Limitations
Nothing in this Agreement shall apply to limit a Claim under this Agreement that arises or is delayed as a result of fraud, fraudulent misstatement or misrepresentation or Wilful Misconduct by a Party.
g.Consequential Loss
Subject always to the provisions of Clause 18.6, in no event shall a Party be liable to another Party for any Claims for liabilities whether in contract, tort or breach of statutory duty or otherwise or any actual or expected:
(i)indirect or consequential or anticipated loss of profits;

(ii)loss or anticipated loss of revenue, loss of goodwill, loss of opportunity, or loss of business, in each case that are indirect or consequential; or
(iii)any other special, indirect or punitive consequential loss.
h.Right of Set Off
Shell may at any time on written notice to Kosmos, set off any sums due by Kosmos or any of its Affiliates to Shell or any of its Affiliates, arising under, out of, or in connection with this Agreement and/or any other Transaction Document, against any Contingent Consideration due and payable in accordance with Clause 3. Any exercise by Shell of its rights under this Clause 18.8 shall not limit or affect any other rights or remedies available to it under this Agreement or otherwise.
19.Third party rights
a.Save as expressly provided in Clause 19.2, a person who is not a Party or its successor or permitted assignee shall have no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any of the terms of this Agreement.
b.To the extent that Shell has procured and a Shell Affiliate has paid any element of the Contingent Consideration under Clause 3, such Shell Affiliate shall benefit from and be entitled to enforce the relevant rights of Shell under this Agreement, subject to the other terms and conditions of this Agreement.
c.The Parties may amend or vary this Agreement in accordance with its terms without the consent of any other person.
20.Governing law and jurisdiction
a.This Agreement, including any non-contractual obligations arising out of or in connection with this Agreement and any and all other agreements and instruments executed and other documents delivered pursuant hereto, are governed by and shall be construed in accordance with English law.
b.The Parties agree that any claim, dispute or difference of whatever nature arising under, out of or in connection with this Agreement (including a claim, dispute or difference regarding its existence, termination or validity or any non-contractual obligations arising out of or in connection with this Agreement) (a “Dispute”), shall be referred to and finally settled by arbitration in accordance with the Arbitration Rules (the “Rules”) of the International Chamber of Commerce (“ICC”) as in force at the date of this Agreement and as modified by this Clause, which Rules shall be deemed incorporated into this Clause. The arbitral tribunal shall consist of three arbitrators. Within thirty (30) Days of the written request for arbitration, the claimant shall nominate one arbitrator and the respondent shall nominate the second arbitrator. The third arbitrator (who, subject to confirmation by the ICC Court, shall act as President of the arbitral tribunal) shall be appointed by the arbitrators nominated by the claimant and respondent or, in the absence of agreement on the third arbitrator within fifteen (15) days of the nomination of the second arbitrator, by the ICC Court in accordance with the ICC Rules. If claimant and/or respondent fail to nominate an arbitrator, an arbitrator shall be appointed on their behalf by the ICC Court in accordance with the ICC Rules. In such circumstances, any existing nomination or confirmation of an arbitrator shall be unaffected, and the remaining arbitrator(s) shall be appointed in accordance with this Clause 20.2. If an arbitrator fails or is unable to act, his successor will be appointed in the same manner as the arbitrator whom he succeeds. The decision of a majority of the arbitrators shall be final and binding upon the Parties. Each arbitrator shall remain impartial and independent of the Parties involved in the arbitration. The seat of arbitration shall be London, England and the language of arbitration shall be English. Sections 45 and 69 of the Arbitration Act 1996 shall not apply. Notwithstanding any inconsistencies with the Rules, a Request for Arbitration must be served on all other Parties to the dispute in accordance with Clause 11 (Notices) of this Agreement.
c.In order to facilitate the comprehensive resolution of related disputes, all claims between the Parties that arise out of or in connection with this Agreement, any other Transaction Document or other instrument executed pursuant to this Agreement, or any of the Transaction Documents may be brought in a single arbitration. Upon the request of any Party to an arbitration commenced pursuant to Clause 20.2 (an “Arbitration”), the arbitral tribunal shall consolidate the Arbitration with any other arbitration proceeding relating to this Agreement, any other Transaction Document or other instrument executed pursuant to this Agreement, or to any of the Assets Documents, and in respect of which the arbitral tribunal was constituted after the constitution of the arbitral tribunal in the Arbitration, if either:
(i)all parties concerned agree; or
(ii)the arbitral tribunal determines that there are issues of fact or law common to the two proceedings so that a consolidated proceeding would be more efficient than separate proceedings; and no party would be prejudiced as a result of such consolidation through undue delay or otherwise.
In the event of an order for consolidation, (i) where the parties in the two proceedings are identical, the tribunal constituted first in time shall serve as the arbitral tribunal for the consolidated arbitration and (ii) where the parties in the two proceedings are not identical, a new arbitral tribunal for the consolidated arbitration shall be constituted in accordance with the provisions of Clause 20.2. Where a new tribunal is so constituted, for the avoidance of doubt, any rulings, directions or orders made by the arbitral tribunal constituted first in time, with the exception of outstanding orders for costs, will be of no effect. For the purpose of the constitution of the arbitral tribunal under this provision, and without prejudice to any party’s rights under applicable limitation periods, the consolidated arbitration will be considered to have been commenced on the date of receipt by all the parties of the order for consolidation.
d.The Parties agree that before the constitution of the arbitral tribunal, any party to an Arbitration may effect joinder by serving notice on any Party to this Agreement, the Transaction Documents or any instrument executed pursuant to this Agreement, or any one of the Transaction Documents whom it seeks to join, provided that such notice is also sent to all other parties to the Arbitration within 30 days of service of the request for

Arbitration. The joined party will become a claimant or respondent party (as appropriate) in the Arbitration and participate in the arbitrator appointment process in Clause 20.2.
e.The Parties waive any claim to any damages in the nature of punitive, exemplary or statutory damages in excess of compensatory damages, and the tribunal is specifically divested of any power to award such damages.
f.The award of the tribunal shall be final and binding on the Parties (i.e. not subject to appeal), and the Parties agree that an arbitration award may be entered in any court having jurisdiction thereof. The tribunal shall have the right and authority to grant injunctive, declaratory and other equitable relief.
g.No arbitrator shall be a present employee or agent of, or consultant or counsel to, either Party or any Affiliate of either Party or a national of a state with which the domicile of any Party does not maintain diplomatic relations.
h.The arbitration shall be conducted in the English language and all documents submitted in connection with such proceeding shall be in the English language or, if in another language, accompanied by a certified English translation.
i.The parties to the arbitration shall each pay an equal amount of any advance on costs if in accordance with the ICC Rules. The tribunal shall be entitled to allocate the costs of arbitration between the parties to the arbitration, which costs shall be borne by each party to the arbitration as determined in any arbitral award or awards by the tribunal.
j.The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement.
k.The Parties irrevocably submit to the non-exclusive jurisdiction of the courts of England to support any arbitration pursuant to this Clause 20 including, if necessary, the grant of interlocutory relief.
21.Future Relations
a.Shell and Kosmos shall procure that prior to Completion or Partial Completion as appropriate, the relevant Affiliates of each Party shall enter into the necessary contractual arrangements to achieve the below:
(i)[***]
(1)[***]
(2)[***]
(ii)[***]
(iii)[***]
(iv)[***]

(v)[***]
In Witness Whereof each Party has executed this Agreement or caused this Agreement to be executed by its duly authorised representatives.
Signed for and on behalf
of KOSMOS ENERGY OPERATING

/s/ Oliver Quinn
Oliver Quinn
Vice President

Signed for and on behalf
of B.V. DORDTSCHE PETROLEUM
MAATSCHAPPIJ

/s/ Attorney in Fact
Attorney in Fact